July 19, 2006

Patient Infosystems, Inc.

12345 N.W. 39th Street

Coral Springs, Florida 33065

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Patient Infosystems, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus filed with the Registration Statement (the “Prospectus”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, on behalf of selling stockholders, up to 3,588,562 shares of Common Stock (the “Private Placement Shares”) and up to 307,036 shares of Common Stock (the “Warrant Shares,” and together with the Private Placement Shares, the “Shares”) issuable upon the exercise of warrants (the “Warrants”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Warrants, the Company’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that: (i) the Private Placement Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

COOLEY GODWARD LLP

              /s/ Darren K. DeStefano

Darren K. DeStefano

287413 v1/RE